PAUL “SCHMIDI” SCHMIDMAN APPOINTED
CHIEF OPERATING OFFICER
FOR CENTERSTAGING CORP.

BURBANK, CA (September 5, 2006) – Paul “Schmidi” Schmidman, veteran new media and entertainment executive, has been appointed to the post of Chief Operating Officer of CenterStaging Corp. (OTCBB: CNSC). As part of his responsibilities, he will also manage the company’s online digital portal rehearsals.com, which is powered by Major League Baseball Advanced Media. Mr. Schmidman, whose appointment was effective in early July, will be based at the CenterStaging headquarters in Burbank, CA.

Paul “Schmidi” Schmidman, a 30-year pioneer in the business side of technology, television, motion pictures, music, digital and entertainment sector, comes to CenterStaging from AOL LLC where he held the position of Senior Vice President, Executive Corporate Relations, Office of the Chairman and CEO. During his tenure, he was instrumental in delivering strategic major key new entertainment initiatives and relationships to fruition that dramatically enhanced AOL position and reception in the entertainment world in general and Hollywood in particular. In the capacity of CenterStaging Corp. COO, Mr. Schmidman will lead and manage the development and management of CenterStaging and rehearsals.com’s worldwide studio services and high-definition digital strategy, oversee and manage day-to-day company-wide operations and create viable new media products and services that will generate additional revenue streams. Further, he will work to enhance the company’s position in the entertainment world and the Hollywood community.

“I am thrilled and excited to be joining CenterStaging Corporation. After following the growth of CenterStaging over the past few years, I now have the opportunity to play a significant part in the company and assist in its mission of becoming a fully multi-platform media producer that is capable of carving out a leading role in the digital world,” states Paul “Schmidi” Schmidman, COO, CenterStaging. “I look forward to working with the senior executive team and each of the company’s team members as well as its partners to transition the studio from a pure service facility into one focused on creating unique content in multiple digital platforms and working with our partners at MLB.com in further developing rehearsals.com capitalizing on our strength and unique content offering and high-definition digital capabilities.”

“We are very fortunate to have Paul “Schmidi” Schmidman join the CenterStaging/rehearsals.com family. His experience and skills as our Chief Operating Officer will help guide our company to its next destination and future success,” states Roger Paglia, Director and CEO, CenterStaging. “Paul’s very impressive track record and entrepreneurial spirit will serve him well in his new position. I am very proud to welcome Paul to our family.”

Working in partnership with Major League Baseball Advanced Media on the digital services part of the company’s business, rehearsals.com is currently showcasing exclusive live footage of Tom Petty, The Panic Channel, Pussycat Dolls and many more of today’s hottest acts in private rehearsal sessions as they prepare for the stage and studio, as well as unique showcases of “e-merging” artists such as Dark New Day, Jack’s Mannequin and Mike Corrado. rehearsals.com also features insightful interviews and private clinics with legendary sidemen and studio greats who have logged time with Paul McCartney, Eric Clapton, Stevie Wonder, Dr. Dre and Fiona Apple.

“We are excited and proud to welcome into our family Paul “Schmidi” Schmidman. Paul will occupy the office of COO here at CenterStaging bringing to us his vast experience in the world of multi-media communication,” states Johnny Caswell, Co-Founder and President, CenterStaging. “His long and successful tenure in the office of the CEO of AOL is testament to his capable hands. Indeed he brings with him an acute knowledge and intuitive understanding of teamwork and organization that is a quintessential element for the growth an ultimate success of our young and growing company. Welcome home Paul, we are so happy you’re here.”

While at AOL, Mr. Schmidman was instrumental in the development and execution of both short and long-term strategies in the entertainment world and Hollywood, including M&A and joint venture strategy, negotiations and executions. Among his key accomplishments, he was responsible for getting AOL involved with the landmark Live 8 concert, the formation of Network Live, a joint venture with AOL, AEG and XM Radio, multiple major partnerships that AOL created with key Hollywood producers, directors and talent, key talent and management agencies, and the AOL involvements with community and philanthropic entertainment causes.

About CenterStaging Corp.

CenterStaging Corp. (OTCBB: CNSC) is a public company based in Burbank, CA with an office in Bensalem, PA and is the parent company of CenterStaging Musical Productions, Inc. and its division rehearsals.com. CenterStaging is a fully operational, multi-platform studio complex and creative content producer which services numerous digital applications. The company also provides rehearsal and production services for all facets of the entertainment industry. The 150,000-square-foot Burbank, CA facility features 11 rehearsal studios, one sound stage, a high-definition broadcast center and thousands of musical instruments and backline equipment. The facility houses rehearsals.com, which is powered by Major League Baseball Advanced Media and is envisioned as a gateway into the professional artist’s workshop. The online portal provides streaming video as well as digital audio programming, exclusive performances, candid artist interviews and intimate lessons from the masters. The teaming of CenterStaging and rehearsals.com mounts a powerful, vertically-integrated entertainment model that not only develops and produces content, but delivers compelling programming to an online audience.

CONTACT:
Elisa Chin, 818.559.4333
CenterStaging Corp.
investors@centerstaging.com

Larry Solters, 213.639.6160
Lisa Pardini, 213.639.6162
Scoop Marketing
lpardini@solters.com